EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68531, 333-163314, 333-163315, 333-12221, 333-85110, 333-85112, 333-121057, 333-140250, 333-148374, 333-209588, and 333-01798 on Form S-8 of our reports dated February 22, 2017, relating to the 2016 consolidated financial statements of The Boston Beer Company, Inc., and the effectiveness of The Boston Beer Company, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Boston Beer Company, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 22, 2017